EXHIBIT 99.1

ION MEDIA NETWORKS COMPLETES ACQUISITION OF WPXX IN MEMPHIS AND WPXL IN NEW ORLEANS

(West Palm Beach, Fla. – January 2, 2008) – ION Media Networks, Inc. (AMEX: ION) today announced that it has closed the previously announced purchase of the television stations WPXX, serving the Memphis market, and WPXL, serving the New Orleans market, from Flinn Broadcasting Corporation.

“Including these two important markets, we now own 59 of the 60 stations we operate,” said Brandon Burgess, President and CEO, ION Media Networks. “This further solidifies our unique owned-and-operated broadcast and digital spectrum footprint, enabling us to offer consumers high definition picture quality, new digital programming streams and mobile television nationwide.”

Memphis and New Orleans rank as the 47th and 53rd largest television markets in the U.S., respectively, and together represent approximately 1.27 million television households. ION’s footprint includes stations in all top 20 U.S. TV markets, and 39 of the top 50 markets.

About ION Media Networks
ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and ION Television, reaching over 94 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. ION Television currently features popular TV series and movies from the award-winning libraries of Warner Bros., Sony Pictures Television and CBS Television, among others. ION Media has also partnered with RHI Entertainment, which owns over 4,000 hours of acclaimed television content, to provide weekend primetime programming consisting of exclusive original programming and quality library titles. Utilizing its digital multicasting capability, the company has launched several digital TV brands, including qubo, a television and multimedia network for children formed in partnership with several leading media and entertainment companies, and ION Life, a television and multimedia network dedicated to health and wellness for consumers and families. For more information, visit www.ionmedia.tv.

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Media Contacts:
Arthur Sando (310) 234-2208 arthursando@ionmedia.tv	Nancy Zakhary (212) 986-6667 nancy@braincomm.com